PRESS RELEASE

CONTACT:
Barry Knepper
Chief Executive Officer
PHONE 212-265-3600
FAX   212-581-7748

FOR IMMEDIATE RELEASE

                      NATIONAL MOBILE TELEVISION TO ACQUIRE
                       UNITEL VIDEO, INC'S MOBILE DIVISION

NEW YORK May 11, 1999 - National Mobile Television ("NMT") and Unitel Video, Inc. ("Unitel") (ASE:UNV) today announced that they had reached an agreement in principle for NMT to acquire the mobile television production assets of Unitel Mobile Video, a division of Unitel. NMT and Unitel will proceed to negotiate a definitive purchase and sale agreement. Contingent on the successful conclusion of these negotiations and the satisfaction of all conditions, the parties expect the transaction to close in June 1999.

It is expected that after closing, Unitel Mobile Video will continue to operate as a separately managed entity under the Unitel Mobile name. Richard Clouser, the President of Unitel Mobile Video, stated that he "expects that I, my management team and Unitel Mobile Video employees will continue to operate as they have in the past."

Steven Clifford, CEO of NMT, noted that the Unitel Mobile Video clients should benefit greatly from this transaction. "They will continue to receive the superb service and excellent engineering for which Unitel Mobile Video is widely known. At the same time, Unitel Mobile Video would gain much greater financial flexibility and access to new technology."

Barry Knepper, CEO of Unitel, commented that "the proceeds generated from the sale will allow Unitel to repay a majority of its outstanding debt and focus on investing in its studio and post-production divisions."

Seattle-based NMT is the nation's leading provider of mobile television production studios used primarily for live broadcasts of sporting events. The company televises over 7,000 events a year for the NBA, NFL, NHL, PGA, Major League Baseball and NCAA.

A private equity fund managed by Oaktree Capital Management, LLC, is NMT's largest shareholder and financial partner. Oaktree is a $12 billion private investment firm, located in Los Angeles.

Unitel is a leading provider of studio and mobile production facilities, and post-production and special effects services to virtually every major entertainment company in the United States. Unitel's New York City Studios are home to KingWorld Production's "Inside Edition", Paramount Picture's the "Montel Williams Show", and Eyemark Entertainment's the "Dr. Joy Brown Show". Unitel Mobile Video, based in Pittsburgh and Burbank, is the pre-eminent supplier of mobile facilities to the entertainment industry.